Exhibit 107

Form S-4

(Form Type)

KENSINGTON CAPITAL ACQUISITION CORP. IV

(Exact Name of Registrant as Specified in its Charter)

Calculation of Filing Fee Tables*

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock issuable to Amprius stockholders	Rule 457(f)(2)	79,999,998(3)	N/A	$266.40(4)	.0000927	$0.02	—	—	—	—

	Equity	Common stock issuable upon the conversion of Kensington Class A ordinary shares and Kensington Class B ordinary shares	Rule 457(f)(2)	32,857,142(5)	N/A	$1,095.13(6)	.0000927	$0.10	—	—	—	—

	Equity	Warrants to purchase common stock	Rules 457(c), 457(f)(1) and 457(f)(3)	62,400,000(7)	—(8)	—	—	—	—	—	—	—

	Equity	Common stock issuable upon exercise of warrants	Rules 457(c), 457(f)(1) and 457(f)(3)	62,400,000(9)	11.81(8)	$736,944,000.00	.0000927	$68,314.71	—	—	—	—

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts							$68,314.83

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$68,314.83

(1)

Pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminate number of additional securities issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Prior to the consummation of the business combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Kensington Capital Acquisition Corp. IV, a Cayman Islands exempted company incorporated with limited liability (“Kensington”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Kensington’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). As used herein, “New Kensington” refers to Kensington after the Domestication. All securities being registered will be issued by New Kensington, the continuing entity following the Domestication, or New Amprius, the continuing entity following the business combination described in the proxy statement/prospectus, which will thereafter be renamed “Amprius Technologies, Inc.”, as further described in the proxy statement/prospectus. As used herein, “New Amprius” refers to Kensington after the consummation of the business combination described in the proxy statement/prospectus.

(3)

Based on the maximum number of shares of common stock, par value $0.0001 per share, of New Amprius (“New Amprius Common Stock”) to be issued pursuant to the Business Combination Agreement in exchange for shares of common stock of Amprius, assuming an exchange ratio of 1.45823 shares of New Amprius Common Stock for each share of the common stock of Amprius Technologies, Inc. (“Amprius”) expected to be outstanding at the closing of the Merger. The estimated exchange ratio calculated herein is based upon Amprius’ capitalization as of June 1, 2022. The number of shares of New Amprius Common Stock issued or issuable in the Merger will be adjusted to account for changes in Amprius’ capitalization prior to the closing of the Merger. This number includes 14,118,038 shares issuable upon exercise of all of the Amprius Options.

(4)

Estimated solely for the purpose of calculating the registration fee. No market exists for the Amprius common stock and Amprius has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is an amount equal to $266.40, calculated as the product of (i) 79,999,998 and (ii) $0.00000333, which is an amount equal to one-third of the par value of Amprius common stock ($0.00001). This calculation is in accordance with Rule 457(f)(2) of the Securities Act.

(5)

Based on the number of shares of New Amprius Common Stock to be issued upon conversion of (i) 23,000,000 Class A ordinary shares, par value $0.0001 per share, of Kensington included in units issued by Kensington in its IPO registered on Form S-1 (SEC File No. 333-262266), and (ii) 9,857,142 Class B ordinary shares, par value $0.0001 per share, of Kensington purchased by the Sponsor in a private placement concurrently with the IPO. As a result of the Domestication, each Kensington Class A ordinary share and Kensington Class B ordinary share will automatically be converted by operation of law into shares of New Amprius Common Stock.

(6)

Estimated solely for the purpose of calculating the registration fee. No market exists for the Kensington Class A ordinary shares or the Kensington Class B ordinary shares and Kensington has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is an amount equal to $1,095.13, calculated as the product of (i) 32,857,142 and (ii) $0.00003333, which is an amount equal to one-third of the par value of Kensington Class A ordinary shares ($0.0001) and Kensington Class B ordinary shares ($0.0001). This calculation is in accordance with Rule 457(f)(2) of the Securities Act. For purposes of calculating the registration fee, shares of New Amprius Common Stock are treated as having the same value as the Kensington Class A ordinary shares, as each Kensington Class A ordinary share will become a share of New Amprius Common Stock in the Domestication and Kensington Class B ordinary shares are treated as having the same value as Kensington Class A ordinary shares, as each Kensington Class B ordinary share is convertible into one Kensington Class A ordinary share in connection with the Domestication.

(7)

Represents (i) 46,000,000 redeemable warrants issued by Kensington in its IPO registered on Form S-1 (SEC File No. 333-262266), (ii) 16,000,000 warrants issued by Kensington in a private placement concurrently with its IPO and (iii) 400,000 warrants issued by Kensington in respect of the conversion of Working Capital Loans, which warrants, as a result of the Domestication, will automatically be converted by operation of law into warrants to acquire the same number of shares of New Amprius Common Stock at the same price and on the same terms set forth in the warrant agreement.

(8)

Estimated solely for the purpose of calculating the registration fee, and represents the sum of (i) the average of the high ($0.35 per warrant) and low ($0.26 per warrant) prices of the Class 1 redeemable warrants of Kensington on The New York Stock Exchange on June 17, 2022 ($0.31 per warrant), such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, and (ii) the exercise price of $11.50 per share of common stock issuable upon exercise of such warrants. This calculation is in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) of the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the warrants has been allocated to the underlying shares of New Amprius Common Stock and such shares of New Amprius Common Stock are included in the registration fee. The maximum number of shares of New Amprius Common Stock issuable upon exercise of the warrants are being simultaneously registered hereunder.

(9)

Represents the number of shares of common stock issuable upon exercise of warrants pursuant to their terms. Each whole warrant will entitle the warrant holder to purchase one share of New Amprius Common Stock at a price of $11.50 per share.

*	Capitalized terms used but not defined herein have the meanings set forth in the proxy statement/prospectus included in this registration statement.